Exhibit 10.3
OncoGenex Pharmaceuticals, Inc.
Short Term Incentive Awards Program
I. PURPOSE
The Short Term Incentive Awards Program provides employees of OncoGenex Pharmaceuticals, Inc. (the “Company”) and its subsidiaries with the annual opportunity to receive a discretionary cash bonus based on performance related to corporate, team or individual goals and objectives. The Short Term Incentive Awards Program begins Fiscal Year 2009 and replaces and supersedes prior plans and/or practices related to bonus compensation, as previously adopted by employment agreement or otherwise.
II. ADMINISTRATION
This Program is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which may, to the extent permitted by applicable regulations, delegate its authority to the President & Chief Executive Officer (the “CEO”). All decisions made by the Committee or by the CEO within the scope of any delegated authority shall be final and binding on all employees. The Committee retains the right to amend, alter, or terminate this Program at any time.
III. ELIGIBILITY
An employee’s bonus eligibility and the portion of such eligibility attributable to corporate, team and individual objectives shall be determined annually, with reference to the employee’s pay grade. The Company maintains a schedule of the bonus eligibility of each pay grade, which the Committee may amend from time to time.
Annually, the Committee will recommend to the Board of Directors, and the Board of Directors will determine, the corporate objectives that will apply for that year and management will determine the team and individual objectives that will apply for that year.
To be eligible to participate in this Program with respect to any fiscal year, an employee must have commenced employment at least three complete calendar months prior to the end of such fiscal year. To be eligible to receive an award under the Program with respect to such fiscal year, the employee must remain continuously employed by the Company or a subsidiary of the Company.
IV. AWARDS
Annually, the Committee will determine whether the Company’s corporate objectives for the completed fiscal year were achieved and management will determine for each employee having team or individual goals whether such employee’s team or individual goals were achieved. If objectives were not achieved at a 100% level, the Committee (in the case of corporate goals) or the CEO (in the case of team or individual goals) may, in its, his or her sole discretion, determine (A) that such objectives were not achieved for purposes of this Program and that the applicable bonuses will therefore not be paid or (B) that such objectives were partially achieved and that the applicable bonuses will therefore be awarded in amounts determined in its, his or her sole discretion.

The Committee may award bonuses to employees based on the foregoing determinations or, after considering market conditions, the financial position of the Company and other factors, the Committee may, in its sole discretion, determine not to award any bonuses or to award bonuses at less than maximum eligibility. All awards under this Program are made at the sole discretion of the Committee. Notwithstanding any other provision in this Program or in any other communication made to any employee, no employee shall be entitled to a bonus award under this Program (i) unless and until a final award has been approved by the Committee, or in the case of a non-executive employee, the Committee has approved an awards pool to be administered by the CEO and the CEO has made such final award, and (ii) unless the employee remains an employee of the Company or a subsidiary of the Company on the date that the award is to be paid. Any award to a person that commenced employment during the fiscal year will be pro rated based on the portion of the year during which such person was employed.
V. MISCELLANEOUS
A.	This Program is effective beginning with the Company’s 2009 fiscal year and will continue until the Committee terminates this Program.

B.
Nothing contained in this document shall be deemed to alter the relationship between the Company or any subsidiary of the Company and an employee. Furthermore, nothing contained in this document shall be construed to constitute a contract of employment between the Company or any subsidiary of the Company and an employee. Subject to any employment agreement that may exist between them, they continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.

C.	This Program replaces and supersedes any and all prior agreements, policies, and/or plans related to bonus compensation.

2